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                                                                   EXHIBIT 10.19
PENNSYLVANIA
MERCHANT
GROUP LTD

An Investment Banking and Venture Capital Firm


May 6, 1996

PRIVATE AND CONFIDENTIAL
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Mr. Richard J. Coburn
President and Chief Executive Officer
Accent Color Sciences
Riverview Square
99 East River Drive
East Hartford, CT 06108


Dear Mr. Coburn

We are pleased to propose the following amendment to our letter of February 28, 1996. Capitalized terms shall have the same meaning ascribed to them as in that letter.

1.   Increase in Offering Size, In addition to the up to $4.0 million in gross
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     proceeds (the "First Round") which PMG agreed to raise, PMG will use its best efforts to raise an additional $6.0 million (the "Second Round") in Common Stock at an Offering Price of $12.00 per share, for a total Offering size of $10.0 million. The Second Round will be pursuant to Regulation D ("Regulation D") under the Securities Act of 1933, as amended ("the Act"). The Offering will be completed by May 31, 1996, and may consist of one closing, or a series of closings.

2.   Shelf Registration, Not later than the 60th day after the closing of the
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     Company's initial public offering (the "IPO Date"), the Company shall prepare and file with the SEC registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") covering the shares issued in the First Round and the Second Round (the "Shelf Registration") and shall use all reasonable efforts to cause the Shelf Registration to become effective under the Securities Act as soon as practicable following the filing date.

3.   Fees.
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     (a)  Placement Agent Fee: PMG will receive a fee of 8.0% percent of the total Second Round.


Mr. Richard J. Coburn
May 6, 1996

(b) Expense Reimbursement: The Company will reimburse PMG our reasonable out-of-pocket expenses, which shall be limited to an aggregate (including fees to be reimbursed as part of the First Round) of $100,000 including Placement Agent's counsel.

4.   PMG Warrants. The Company agrees to sell to PMG or its designees, for
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     nominal consideration, warrants to purchase shares of Common Stock (the
     "PMG Warrants") equal to 5% of the shares issued or issuable in the Second Round. The PMG Warrants shall have the following terms: (i) be non-redeemable by the Company; (ii) be immediately exercisable at a price per share of Common Stock equal to the Offering Price; (iii) be exercisable at any time and from time to time, in whole or in Part, on a net basis for a period of five (5) years following the Closing Date; and (iv) contain anti-dilutive and registration rights provisions, and such other terms as shall be agreed upon by the Company and PMG and set forth in final written agreements governing such securities. The Company agrees to permit PMG to exercise the PMG Warrants on a cashless "net" basis at any time prior to expiration of the PMG Warrants.

5.   Term of Agreement. The term of the Agreement shall extended to June 30,
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     1996. Thereafter, this Agreement shall continue in effect until terminated by either PMG or Accent. Termination shall become effective thirty (30) days after written notice of termination is received by the other party, subject to those provisions of this Agreement which have application subsequent to the termination of this Agreement. If the Company terminates the Agreement prior to June 30, 1996, any unreimbursed Placement Agent expenses shall become immediately due and payable.

6.   Indemnity. Accent agrees to indemnify and hold harmless PMG, including any
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     affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with a proposed financing (whether or not consummated) (the "Indemnitees"), from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof), related to or arising out of its activities hereunder. Notwithstanding the foregoing, Accent shall not be liable for indemnity under this Agreement in respect of any loss, claim, damage, liability or expense arising from PMG's
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     misconduct or negligence in performing the services described above. This provision shall survive any termination of PMG's engagement as well as the consummation or abandonment of any Acquisition, Placement or Offering.

7.   Entire Agreement and Governing Law. This Agreement may not be amended or
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     modified except in writing, and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
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Mr. Richard J. Coburn
May 6, 1996



If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter.



Sincerely,

PENNSYLVANIA MERCHANT GROUP LTD



Richard A. Hansen
President


Accepted and Agreed to this 8th day of May

ACCENT, INC.



By:.
Mr. Richard J. Coburn
Chairman and CEO